Exhibit 99.1
Investor Contact: Kenneth Cooper — 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom — 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS
Company Reports Revenue Growth of 10.5% and Earnings Per Diluted Share of $0.46 for the Quarter
CHANHASSEN, Minn. (July 23, 2009) — Life Time Fitness, Inc. (NYSE: LTM) today reported its operating results for the second quarter ended June 30, 2009.
     Second quarter 2009 revenue grew 10.5% to $212.5 million from $192.4 million during the same period last year. Net income during the quarter was $18.3 million, or $0.46 per diluted share. This compares to net income of $19.8 million, or $0.50 per diluted share, for 2Q 2008.
     For the six months ended June 30, 2009, revenue grew 11.2% to $419.0 million from $376.9 million during the same period last year. Net income for the same period was $33.4 million, or $0.85 per diluted share, as compared with $37.2 million, or $0.95 per diluted share, for the first six months of 2008.
     “We are pleased with our second quarter operating results, which are highlighted by increased free cash flow generation, lower debt balances, double-digit membership growth and lower membership acquisition costs,” said Bahram Akradi, Life Time Fitness chairman, chief executive officer and president. “We’re also seeing progress in managing our infrastructure expense and our trailing 12-month attrition rate reduced slightly during the quarter. Member retention remains a priority for us as does maintaining a close alignment between the products and services we deliver and today’s discerning consumer. To this end, we continue to advance several connectivity and value enhancement initiatives for members, including dedicated monthly events across a wide range of interest areas at every center and a significantly enhanced myLT.com Web portal. Through this, we are establishing stronger member connections and enhancing the value we provide, making Life Time an even bigger part of members’ lives.”
     In June, Life Time Fitness opened its third and final planned center for 2009, located in Collierville, Tennessee (Memphis area). This location marks the Company’s first center in Tennessee.
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Life Time Fitness Second Quarter 2009 Results — Page 2
Three and Six Months Ended June 30, 2009, Financial Highlights:
Total revenue for the second quarter grew 10.5% to $212.5 million. Total revenue for the first six months of 2009 grew to $419.0 million from $376.9 million during the same period last year.

		YTD 2009 vs.
(Period-over-period growth)	2Q 2009 vs. 2Q 2008	YTD 2008
• Membership dues	13.3%	14.0%
• Enrollment fees	(1.5%)	(1.2%)
• In-center revenue	7.6%	7.5%
• Same-center revenue	(4.4%)	(3.6%)
• Average center revenue / membership	$354 – down 2.0%	$706 – down 2.5%
• Average in-center revenue / membership	$102 – down 5.1%	$204 – down 6.0%
Memberships increased 11.1% to 608,281 at June 30, 2009, from 547,497 at June 30, 2008.
Total operating expenses during 2Q 2009 totaled $174.3 million compared to $152.5 million for 2Q 2008. Year-to-date operating expenses totaled $348.2 million compared with $301.0 million for the same period last year.
Operating margin was 18.0% for 2Q 2009 compared with 20.7% during the prior-year period. Year-to-date operating margin was 16.9%, compared to 20.1% in the prior-year period.

YTD 2009 vs.
(Expense as a percent of total revenue)	2Q 2009 vs. 2Q 2008	YTD 2008
• Center operations	60.6% vs. 58.9%	61.1% vs. 58.6%
• Advertising and marketing	2.9% vs. 3.5%	3.4% vs. 4.3%
• General and administrative	5.5% vs. 5.5%	5.6% vs. 5.7%
• Other operating	2.3% vs. 2.4%	2.3% vs. 2.3%
• Depreciation and amortization	10.7% vs. 9.0%	10.7% vs. 9.0%
Net income during 2Q 2009 was $18.3 million compared with $19.8 million for 2Q 2008. For the six months ended June 30, 2009, net income was $33.4 million compared with $37.2 million in the prior-year period.
EBITDA for 2Q 2009 grew 6.7% to $61.2 million from $57.4 in 2Q 2008. Year-to-date EBITDA grew 5.3% to $116.1 million from $110.3 million during the same period last year.
Cash flows from operations for the first half of 2009 totaled $98.3 million compared with $105.7 million in the prior-year period.
Weighted average fully diluted shares for 2Q 2009 totaled 39.8 million compared to 39.3 million shares in 2Q 2008.
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Life Time Fitness Second Quarter 2009 Results — Page 3
Updated 2009 Business Outlook:
The following statements are based on the Company’s current expectations for fiscal year 2009 and are subject to the risks and uncertainties described below:
•	Revenue is expected to be $830-$860 million.

•	Net income is expected to be $67-$71 million (updated from $62-$68 million).

•	Diluted earnings per common share is expected to be $1.65-$1.75 (updated from $1.55-$1.70).
     As announced on July 16, 2009, the Company will hold a conference call today at 10:00 a.m. ET to discuss second quarter 2009 results. Bahram Akradi, chairman, chief executive officer and president, Michael Robinson, executive vice president and chief financial officer, and Kenneth Cooper, vice president of Finance, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the call will be available the same day via the Company’s Web site beginning at approximately 1:00 p.m. ET.
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About Life Time Fitness, Inc.
Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large, multi-use sports and athletic, professional fitness, family recreation and resort and spa centers. The Company also provides consumers with personal training services, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events and nutritional products. As of July 23, 2009, Life Time Fitness operated 84 centers in 19 states, including Arizona, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Missouri, Nebraska, New Jersey, North Carolina, Ohio, Tennessee, Texas, Utah and Virginia. Life Time Fitness is headquartered in Chanhassen, Minnesota, and can be located on the Web at lifetimefitness.com. LIFE TIME FITNESS, LIFE TIME ATHLETIC, EXPERIENCE LIFE, and the LIFE TIME FITNESS TRIATHLON SERIES are trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
Risks and Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are attracting and retaining members, risks related to our debt levels and debt covenants, our ability to access existing credit facilities and obtain additional financing, competition from other health and fitness centers, identifying and acquiring suitable sites for new centers, delays in opening new centers and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans as well as stock offerings. The Company cautions investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,805	$10,829
Accounts receivable, net	3,681	6,114
Inventories and center operating supplies	14,420	14,632
Prepaid expenses and other current assets	16,359	10,994
Deferred membership origination costs	21,317	19,877
Deferred income taxes	2,090	1,365

Total current assets	68,672	63,811
PROPERTY AND EQUIPMENT, net	1,517,206	1,515,957
RESTRICTED CASH	3,439	3,936
DEFERRED MEMBERSHIP ORIGINATION COSTS	13,115	14,210
OTHER ASSETS	49,918	49,789

TOTAL ASSETS	$1,652,350	$1,647,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$11,945	$10,335
Accounts payable	15,690	14,842
Construction accounts payable	22,223	63,418
Accrued expenses	55,526	46,230
Deferred revenue	41,123	36,098

Total current liabilities	146,507	170,923
LONG-TERM DEBT, net of current portion	695,401	702,569
DEFERRED RENT LIABILITY	27,882	27,925
DEFERRED INCOME TAXES	50,079	51,982
DEFERRED REVENUE	12,143	13,719
OTHER LIABILITIES	28,817	27,684

Total liabilities	960,829	994,802

SHAREHOLDERS’ EQUITY:
Common stock	825	793
Additional paid-in capital	389,462	385,095
Retained earnings	305,085	271,711
Accumulated other comprehensive loss	(3,851)	(4,698)

Total shareholders’ equity	691,521	652,901

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,652,350	$1,647,703

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUE:
Membership dues	$142,841	$126,121	$280,238	$245,769
Enrollment fees	6,540	6,640	13,013	13,173
In-center revenue	60,250	55,969	119,552	111,234

Total center revenue	209,631	188,730	412,803	370,176
Other revenue	2,918	3,677	6,180	6,682

Total revenue	212,549	192,407	418,983	376,858

OPERATING EXPENSES:
Center operations	128,871	113,259	255,845	220,839
Advertising and marketing	6,091	6,823	14,389	16,321
General and administrative	11,795	10,582	23,503	21,254
Other operating	4,887	4,675	9,774	8,770
Depreciation and amortization	22,635	17,190	44,699	33,780

Total operating expenses	174,279	152,529	348,210	300,964

Income from operations	38,270	39,878	70,773	75,894

OTHER INCOME (EXPENSE):
Interest expense, net	(7,880)	(6,905)	(15,354)	(14,116)
Equity in earnings of affiliate	332	326	669	649

Total other income (expense)	(7,548)	(6,579)	(14,685)	(13,467)

INCOME BEFORE INCOME TAXES	30,722	33,299	56,088	62,427
PROVISION FOR INCOME TAXES	12,462	13,471	22,714	25,195

NET INCOME	$18,260	$19,828	$33,374	$37,232

BASIC EARNINGS PER COMMON SHARE	$0.46	$0.51	$0.85	$0.96

DILUTED EARNINGS PER COMMON SHARE	$0.46	$0.50	$0.85	$0.95

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	39,285	38,963	39,167	38,923

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	39,763	39,325	39,475	39,372

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Six Months Ended
	June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,374	$37,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,699	33,780
Deferred income taxes	(421)	8,874
Provision for doubtful accounts	279	27
Loss on disposal of property and equipment, net	560	1,335
Gain on sale of land held for sale	(873)	—
Amortization of deferred financing costs	1,301	571
Share-based compensation	4,027	3,895
Excess tax benefit related to share-based payment arrangements	—	(5)
Equity in earnings of affiliate	(669)	(654)
Changes in operating assets and liabilities	14,245	20,555
Other	1,762	50

Net cash provided by operating activities	98,284	105,660

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(91,725)	(235,577)
Proceeds from sale of property and equipment	8	365
Proceeds on sale of land held for sale	1,327	—
Proceeds from property insurance settlement	—	270
Increase in other assets	(921)	(12,140)
Decrease (increase) in restricted cash	497	(2,234)

Net cash used in investing activities	(90,814)	(249,316)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	7,812	38,538
Repayments of long-term borrowings	(7,978)	(10,588)
Proceeds from (repayments of) revolving credit facility, net	(6,800)	116,200
Increase in deferred financing costs	(721)	(3,641)
Excess tax benefit related to share-based payment arrangements	—	5
Proceeds from exercise of stock options	193	1,462

Net cash provided by (used in) financing activities	(7,494)	141,976

DECREASE IN CASH AND CASH EQUIVALENTS	(24)	(1,680)
CASH AND CASH EQUIVALENTS — Beginning of period	10,829	5,354

CASH AND CASH EQUIVALENTS — End of period	$10,805	$3,674

Non-GAAP Financial Measures
     This release and the related conference call disclose certain non-GAAP financial measures.
EBITDA. Earnings Before Interest, Income Taxes and Depreciation and Amortization (EBITDA) is a non-GAAP disclosure consisting of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.
     The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EBITDA
(In thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income	$18,260	$19,828	$33,374	$37,232
Interest expense, net	7,880	6,905	15,354	14,116
Provision for income taxes	12,462	13,471	22,714	25,195
Depreciation and amortization	22,635	17,190	44,699	33,780

EBITDA	$61,237	$57,394	$116,141	$110,323

Free Cash Flow. Free cash flow is a non-GAAP measure consisting of net cash provided by operating activities, less purchases of property and equipment. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and does not represent the total increase or decrease in the cash balance presented in accordance with GAAP. The Company uses free cash flow as a measure of cash generated after spending on property and equipment. Free cash flow should not be considered as a substitute for net cash provided by operating activities prepared in accordance with GAAP.
     The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to free cash flow:
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(In thousands)
(Unaudited)

	For the
	Six Months Ended
	June 30,
	2009	2008
Net cash provided by operating activities	$98,284	$105,660
Less: Purchases of property and equipment	(91,725)	(235,577)

Free cash flow	$6,559	$(129,917)